Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2017 first quarter earnings call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.

Kevin.

Kevin:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

Our financial performance for the first quarter was largely positive with the exception of Net New Sales. As you will recall, Net New Sales is a measure of all new contracts signed in a given period minus any reductions in the scope of work for current clients.

For the first quarter 2017, total new sales were a respectable $6.6 million, albeit offset by $1.7 million in contract value reductions, which were largely accounted for by three current clients. Consequently, Net New Sales were $4.9 million for the quarter.

Generating new sales to fill a hole created by back door loss is never fun and all can be assured a bright light is shining on the controllable drivers.

I will now turn the call over to Kevin to review the balance of our performance metrics after which we will go directly to Q&A so please feel free to que up your questions.

Kevin.

Kevin

Thank you, Mike.

Total contract value for the first quarter totaled $119.6 million, or 7% growth over the same period in the prior year. Healthcare system clients with agreements for multiple solutions represented 20% of our client base at the end of the first quarter 2017, up from 16% at the same time last year. Subscription-based revenue agreements at the end of the first quarter of 2017 represented 91% of the total recurring contract value.

First quarter 2017 revenue was $30.3 million, an increase of 9% over the first quarter 2016, with the increase being comprised entirely of organic growth from adding new clients and increasing contract value for existing clients.

Consolidated operating income for the first quarter 2017 was $10.0 million or 33% of revenue, compared to $8.0 million, or 29% of revenue for the same period last year.

Total operating expenses increased by 2% to $20.3 million for the first quarter 2017, compared to $19.9 million for the same period last year.

Direct expenses increased 8% to $12.5 million for the first quarter 2017, compared to $11.5 million for the same period in 2016. Direct expenses as a percent of revenue stayed consistent at 41% for the first quarter in both 2017 and 2016.

The increase in direct expenses in 2017 is attributed to incremental variable cost of product expenses from revenue growth in the quarter, partially offset by savings due to changes in data collection methodologies and a reduction in postage rates.  Fixed direct expenses increased primarily from increased allocation of resources in our customer service area.

Selling, general and administrative expenses decreased to $6.7 million for the first quarter 2017, compared to $7.4 million for the same period in 2016. The decrease in SG&A expenses is primarily due to lower salary and benefit costs, and shelf registration fees that were expensed in 2016. SG&A expenses were 22% of revenue for the first quarter of 2017 compared to 26% of revenue for the same period in 2016.

Depreciation and amortization expense increased to $1.1 million for the first quarter of 2017 compared to $968,000 in 2016.  The increase in expense is a result of additional investments in our technology platform.

The provision for income taxes totaled $3.5 million for the first quarter 2017, compared to $2.5 million for the same period in 2016. The effective tax rate was 34.7% for the first quarter 2017, compared to 31.2% for the same period in 2016. The increase in the effective rate is primarily due to higher tax benefits in 2016 from the exercise of options and vesting of restricted stock, as well as IRS audit-related tax adjustments that reduced tax expense in 2016.

Net income for the first quarter was $6.5 million in 2017, compared to $5.5 million in 2016. Combined non-GAAP diluted earnings per share was $0.26 for the first quarter 2017 compared to $0.22 in 2016.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

This completes our prepared remarks so I will now ask _______________, to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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